CONFIDENTIALITY AND NON-SOLICITATION AGREEMENT

This CONFIDENTIALITY AND NON-SOLICITATION AGREEMENT (this “Agreement”), dated as of August 3, 2012 (this “Effective Date”), is made by and among Eagle Rock Energy G&P, LLC (“G&P”) and the employee who signs below (the “Employee”).

RECITALS

WHEREAS, G&P is the general partner of Eagle Rock Energy GP, LP (“GP”), which is the general partner of Eagle Rock Energy Partners, L.P. (the “Partnership” and collectively with G&P, GP, and its and their direct and indirect subsidiaries as and where applicable, the “Company”) which is a growth-oriented limited partnership engaged, through direct and indirect subsidiaries, in: (i) the business of gathering, compressing, treating, processing, transporting, marketing and trading natural gas; fractionating, transporting and marketing natural gas liquids; and crude oil logistics and marketing (together with the business of acquiring such assets and/or businesses, the “Midstream Business”); and (ii) the business of developing and producing hydrocarbons in oil and natural gas properties, including without limitation the lease, acquisition, exploration, production, gathering, or marketing of hydrocarbons (and rights or interests therein) and related products and the exploration potential of geographical areas on which hydrocarbon exploration prospects are located (together with the business of acquiring such assets and or businesses, the “Upstream Business” and together with the Midstream Business, the “Business”).

WHEREAS, G&P employs Employee in a position of trust inside G&P and in connection with G&P's service to GP and the Partnership, including to provide services to the Business.

WHEREAS, Employee acknowledges that, in the course of his/her employment by G&P and performance of services on behalf of the Company, he/she has become privy to various opportunities relating to the Business, economic and trade secrets, confidential information, and relationships of the Company, and will continue to become privy to such things in the future.

WHEREAS, in connection with his/her hiring by and employment with G&P, Employee has had, and may in the future have, the opportunity to receive awards of restricted common units (the “Restricted Units”) of the Partnership pursuant to the Amended and Restated Eagle Rock Energy Partners Long-Term Incentive Plan (as it may be amended or restated from time to time, the “Plan”).

WHEREAS, the Restricted Units are designed to, among other things, provide the Employee with financial and other incentives to (1) protect the confidential information of the Company, (2) maintain, enhance, and grow the goodwill of the Company with its employees, service providers, clients, and customers, and (3) grow and protect the value of the Business.

WHEREAS, it is a condition to the continuing employment of Employee by the Company and Employee's receipt of any Restricted Units pursuant to the Plan that Employee agree to certain confidentiality and non-solicitation protections for the Company and its confidential information, goodwill, and other legitimate business interests, on the terms and conditions in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises below and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree to the following terms:

TERMS

1.    Business Opportunities and Intellectual Property; Personal Investments; Confidentiality.

(a)    Employee shall promptly disclose to the Company all Business Opportunities and Intellectual Property (as defined below).

(b)    Employee hereby assigns and agrees to assign to the Company, its successors, assigns, or designees, all of Employee's right, title, license, and interest in and to all Business Opportunities and Intellectual Property, free and clear of all encumbrances, including without limitation, security interest(s), licenses, liens, or other restrictions other than as expressly provided for in this Agreement, and further acknowledges and agrees that all Business Opportunities and Intellectual Property constitute the exclusive property of the Company. If Employee cannot assign all or any portion of his right, title, license, or interest in or to such Intellectual Property, Employee shall and hereby does grant to the Company an exclusive, perpetual, world-wide, fully-paid, royalty-free, non-revocable license in and to such Intellectual Property.

(c)    For purposes hereof, except as excluded on Exhibit A, “Business Opportunities” shall mean all business ideas, prospects, proposals, and other opportunities pertaining to any aspect of the Business that are:

(i)    developed by Employee during the period that Employee is employed by the Company (the “Employment Term”); or

(ii)    originated by any third parties and brought to the attention of Employee, during the Employment Term, except to the extent that (A) such opportunities are not applicable, directly or indirectly, to any of the Company's properties or assets or the Business, and (B) third parties possess valid and enforceable rights to such opportunities;

together with information relating thereto, including, without limitation, the “Company's Business Records” (as defined below), excluding, however, for all purposes any Montierra Interests or Montierra Confidential Information (each as defined below).

(d)    For purposes hereof, the term “Montierra Interests” shall mean: (i) certain joint venture and / or equity interests held by Montierra Minerals & Production, L.P., a Texas limited partnership f/k/a NGP Royalties, L.P. (collectively, with its general partner, “Montierra”), or Montierra's successors or assigns, excluding any and all interests Montierra holds or may hold in the Company; (ii) general or limited partner interests the Employee holds or may hold in Montierra; (iii) other oil and gas assets and properties that Montierra owns as of the date of this Agreement and intends to continue to develop, fund and/or operate; and (iv) additional oil and gas assets and properties that Montierra may acquire, develop, fund or operate, provided that such additional acquisitions are approved by the Board of Directors of G&P;

(e)    For purposes hereof, the term (the “Montierra Confidential Information”) shall mean various business opportunities, economic and trade secrets and relationships of Montierra that Employee is, or will be privy to as a consequence of Employee's continuing relationship with Montierra, that are primarily related to Montierra and/or the Montierra Interests and not the Company and/or the Business.

(f)    For purposes hereof, except as excluded on Exhibit A, “Intellectual Property” shall mean, pertaining to any aspect of the Business, all ideas, inventions, discoveries, processes, designs, methods, substances, articles, computer programs, and improvements (including, without limitation, enhancements to, or further interpretation or processing of, information that was in the possession of Employee prior to the Effective Date), whether or not patentable or registrable under copyright or similar laws, which do not fall within the definition of Business Opportunities, and which are discovered, conceived, invented, created, or developed by Employee, alone or with others if such discovery, conception, invention, creation, or development occurs or occurred (i) during the Employment Term, or (ii)  with the use of any of the Company's time, materials, assets, or facilities, excluding, however, for all purposes any Montierra Interests or Montierra Confidential Information.

2.    Confidentiality Obligations.

(a)    Employee hereby acknowledges that all trade secrets, Intellectual Property, and confidential or proprietary information of the Company (collectively referred to herein as “Confidential Information”) constitute valuable, special, and unique assets of the Business and the Company, and that access to and knowledge of such Confidential Information is essential to the performance of Employee's duties. Employee agrees that during the Employment Term and following the date of termination of Employee's employment (the “Termination Date”), regardless of the reason for such termination, Employee shall hold the Confidential Information in strict confidence and shall not publish, disseminate, or otherwise disclose, directly or indirectly, to any person other than the Company and its officers, directors, and employees, any Confidential Information or use any Confidential Information for Employee's own personal benefit or for the benefit of anyone other than the Company. The Company agrees to provide previously undisclosed Confidential Information to Employee in exchange for Employee's agreement to keep such Confidential Information, and any Confidential Information to which Employee has already become privy, in strict confidence as provided in this Agreement.

(b)    For purposes of this Section 2, it is agreed that Confidential Information includes, without limitation, any information heretofore or hereafter acquired, developed or used by the Company relating to Business Opportunities or Intellectual Property, or any other aspect of the Business that is not generally available to the public, whether oral or in written form and whether or not included in the Company's Business Records, but shall exclude any information which (A) is or has become part of common knowledge or understanding in the oil and gas industry or otherwise in the public domain (other than from disclosure by Employee in violation of this Agreement), (B) was rightfully in the possession of Employee, as shown by Employee's records and disclosed by Employee on Exhibit A, prior to the Effective Date and which is not directly applicable to the Business of the Company or any of its properties or assets, (C) is lawfully acquired by Employee after the Termination Date from any third party not bound by an obligation of confidence to the Company; or (D) is independently developed by or for Employee after the Termination Date without using the Confidential Information of the Company; provided, however, that Employee shall provide to the Company copies of all information described in clause (B) to the extent reasonably requested by the Company (and which is not otherwise subject to a pre-existing confidentiality agreement); provided further, however, that this Section 2 shall not be applicable to the extent Employee is required to testify in a judicial or regulatory proceeding pursuant to the order of a judge or administrative law judge but in such event Employee shall first request that such Confidential Information be preserved and shall give prompt notice to the Company of such order to testify for the purpose of giving the Company a reasonable opportunity to take appropriate steps to preserve the confidentiality of such Confidential Information.

(c)    Notwithstanding any other provision of this Agreement, this Agreement is not intended to interfere with Employee's right to discuss the terms, conditions, wages, and benefits of his/her employment or engage in any other concerted activity protected by applicable law.

3.    Non-Solicitation Obligations After Termination Date.

(a)    Employee acknowledges that (i) the Business is highly competitive; (ii) the Company has invested significant efforts and resources in creating its Confidential Information and building goodwill with its employees, service providers, customers, and clients, all of which give the Company a competitive advantage; (iii) due to the nature of the Business, the Company continually develops new and additional Confidential Information which has not been previously disclosed to Employee and Employee has no legal or contractual right to receive any such information outside of this Agreement; (iv) in performing his/her services, Employee necessarily must rely on the Company's goodwill and such previously undisclosed Confidential Information; (v) he/she is entitled under this Agreement to receive specialized training related to the Business and access previously undisclosed Confidential Information which could be used by the Company's competitors in a manner that would irreparably harm the Company's competitive position in the marketplace; (vi) his/her receipt of any Restricted Units is designed to, among other things, provide him/her with financial and other incentives to protect the Confidential Information of the Company and maintain, enhance, and grow its goodwill and the value of the Business; (vii) it is therefore reasonable for the Company to protect its Confidential Information, goodwill, and other legitimate business interests against unfair competition; (viii) he/she shall be responsible for, among other things, using the Company's Confidential Information and building relationships with the Company's employees, service providers, clients, and customers, and the continuation of such relationships and the related goodwill shall be an invaluable asset of the Company necessary to the Company's competitive advantage; (ix) if he/she were to solicit any of those employees, service providers, clients, or customers from the Company, he/she could divert certain of those relationships, and the related goodwill and business, away from the Company; (x) it would be virtually impossible for him/her to ignore all knowledge of the Company's Confidential Information if he/she were to engage in such solicitations; (xi) a prohibition against his/her soliciting the Company's employees, service providers, clients, and customers during the Employment Term and for a reasonable period thereafter is therefore appropriate for the protection of the Company's Confidential Information, goodwill, and other legitimate business interests; and (xii) compliance with this Agreement shall not cause any hardship on him/her or prevent him/her from being able to earn a living or to operate or engage in any business not prohibited by this Agreement.

(b)    The purpose of the provisions of this Section 3 is to protect the Company from unfair loss of goodwill and business advantage and to shield Employee from pressure to use or disclose Confidential Information or to trade on the goodwill belonging to the Company.

(c)    Employee shall not, during Employment Term and the 12-month period following the Termination Date, solicit, entice, persuade, or induce, directly or indirectly, any employee (or person who within the preceding 90 days was an employee) of the Company or any other person who is under contract with or rendering services to the Company, to (i) terminate his/her or her employment by, or contractual relationship with, the Company, (ii) refrain from extending or renewing the same (upon the same or new terms), (iii) refrain from rendering services to or for the Company, (iv) become employed by or enter into contractual relations with any person other than the Company, or (v) enter into a relationship with a competitor of the Company.

(d)    Employee shall not, during Employment Term and the 12-month period following the Termination Date (i) solicit, encourage, facilitate, or induce any client or customer, person or entity that was a client or customer at any time in the 90 days preceding the solicitation, encouragement, facilitation, or inducement, or any prospects, vendors, suppliers, manufacturers, advertisers, agents, sales representatives, employees, contractors, consultants, service providers, or licensees of the Company, to breach any agreement or contract with, or discontinue or curtail his, her, or its business relationships with, the Company; or (ii) hire or otherwise engage as an employee, independent contractor, or otherwise, any person who is an employee or service provider of the Company, or was an employee or service provider of the Company, at any time in the 90 days preceding the hiring or engagement.

(e)    For purposes of this Agreement, (i) “customer” and “client” shall mean any person or entity (A) (1) to whom Employee personally rendered services or sold products or services to on behalf of the Company or was assigned by the Company to render services to or sell products or services to on behalf of the Company, (2) to whom Employee personally provided customer-relationship services, customer-oversight, customer-management, or similar functions on behalf of the Company, or (3) with whom Employee otherwise interacted with, dealt with, or developed a relationship with, related to the Business during the Employment

Term; (B) to whom an individual employed by the Company and supervised by Employee rendered services or sold products or services to on behalf of the Company during the Employment Term; or (C) who received services or products from the Company during the Employment Term and about which Employee has received Confidential Information; and (ii) “prospect” shall mean any prospective customer or client to whom Employee, or anyone supervised by Employee during the Employment Term, has pitched products or services, or made a verbal or written proposal for products or services, on behalf of the Company.

4.    Business Records.

(a)    Employee agrees to promptly deliver to the Company, upon termination of Employee's employment with the Company, regardless of the reason for such termination, or at any other time when the Company so requests, all documents and property owned by the Company in his/her possession or under his/her control relating to the Business of the Company, including, without limitation: (i) all data such as maps, charts and other reports and related data, calculations, summaries, memoranda and opinions relating to the foregoing, production records, lease files, well files and records, land files, abstracts, title opinions, title or curative matters, contract files, notes, records, drawings, manuals, correspondence, financial and accounting information, customer lists, customer information, statistical data and compilations, patents, copyrights, trademarks, trade names, inventions, formulae, methods, processes, agreements, contracts, or manuals, (ii) all electronic or other files, records, documents, programs, communications, and similar items relating to gathering, processing, storing, compressing, treating, fractionating, producing, scheduling, performing logistics for, marketing, trading, or transporting commodities such as crude oil, condensate, natural gas, natural gas liquids, or liquefied natural gas, or (iii) any other electronic or other documents constituting Confidential Information whether they are prepared by Employee and whether or not they contain or constitute trade secrets owned by the Company, but excluding anything related to Montierra or the Montierra Interests (collectively, the “Company's Business Records”), and all copies, reproductions, or summaries thereof and excerpts therefrom.

(b)    Employee confirms that all of the Company's Business Records (and all copies thereof and therefrom) that are required to be delivered to the Company pursuant to this Section 4 constitute the exclusive property of the Company.

(c)    The obligation of confidentiality set forth in Section 2 shall continue notwithstanding Employee's delivery of any such documents to the Company.

(d)    The provisions of this Section 4 shall continue in effect notwithstanding termination of Employee's employment for any reason.

5.    Third-Party Beneficiaries; Definition of Affiliate. The Company's Affiliates shall be included within the definition of “Company” for purposes of this Agreement and are intended to be third-party beneficiaries of this Agreement. For purposes of this Agreement, “Affiliate” shall mean any individual, corporation, partnership, trust, unincorporated organization, association, business entity, or other project that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Company, including without limitation the Partnership.

6.    Miscellaneous.

(a)    The invalidity or non-enforceability of any provision of this Agreement in any respect shall not affect the validity or enforceability of this Agreement in any other respect or of any other provision of this Agreement. In the event that any provision of this Agreement shall be held invalid or unenforceable by a court of competent juris-diction by reason of business scope or the duration thereof, such invalidity or unenforceability shall attach only to the scope or duration of such provision and shall not affect or render invalid or unenforceable any other provision of this Agreement, and, to the fullest extent permitted by law, this Agreement shall be construed as if the business scope or the duration of such provision had been more narrowly and reasonably drafted so as not to be invalid or unenforceable.

(b)    Employee acknowledges and agrees that any breach of the provisions of this Agreement by him/her shall (i) result in damages to the Company in amounts difficult to ascertain, and (ii) otherwise give rise to irreparable injury to the Company. Accordingly, Employee agrees that the Company's remedy at law for any breach of the provisions of this Agreement is and will be insufficient and inadequate and that the Company therefore shall be entitled to equitable relief, including by way of temporary restraining order and temporary and permanent injunction without the necessity of proof of actual damage or posting a bond, in addition to any other remedies the Company may have at law.

(c)    The representations and covenants contained in this Agreement on the part of Employee will be construed as ancillary to and independent of any other agreement between the Company and Employee, and the existence of any claim or cause of action of Employee against the Company or any officer, director, manager, partner, member, or shareholder of the Company, whether predicated on Employee's employment or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants of Employee contained in this Agreement. In addition, the provisions of this Agreement shall continue to be binding upon Employee in accordance with their terms, notwithstanding the termination of Employee's employment for any reason.

(d)    The parties to this Agreement agree that the limitations contained in Section 3 with respect to time and scope of activity are reasonable, and do not impose a greater restraint than is necessary to protect the Company's Confidential Information, goodwill, Restricted Units, and other legitimate business interests. However, if any court shall determine that the time, geographical area, or scope of activity of any restriction contained in Section 3 is unenforceable, such restrictive covenant shall not thereby be terminated but shall be deemed amended to the extent required to render it valid and enforceable.

(e)    All notices or other communications required or permitted to be given under this Agreement shall be in writing and shall be duly given on the day of personal delivery if personally delivered or on the third day after being sent if sent postage pre‑paid by certified or registered mail, return receipt requested or by telecopy as follows: (a) if addressed to Employee, at the address or telecopy number furnished to the Company by Employee, or (b) if addressed to the Company, at its principal place of business or at its telecopy number at such address, to the attention of the Company's Senior Vice President and General Counsel. Either party may change its address or telecopy number by giving the other party notice of such change in accordance with the provisions of this Section 6(e). A notice shall be deemed given, if by personal delivery or expedited delivery service, on the date of such delivery to such address, if by certified mail, on the date of receipt, refusal or first attempted date of delivery if unclaimed, or if by telecopy, on the date of receipt of the transmission of such notice at such telecopy number.

(f)    This Agreement may not be altered or amended except by a writing, duly executed by the party against whom such alteration or amendment is sought to be enforced.

(g)    EMPLOYEE ACKNOWLEDGES THAT, IN EXECUTING THIS AGREEMENT, EMPLOYEE HAS HAD THE OPPORTUNITY TO READ AND UNDERSTAND ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT AND SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL. EMPLOYEE HEREBY REPRESENTS THAT EMPLOYEE EITHER HAS SOUGHT INDEPENDENT LEGAL COUNSEL OR HAS ELECTED FREELY NOT TO DO SO. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

(h)    THE PARTIES AGREE THAT THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS (WITHOUT REGARD TO RULES OR PRINCIPLES OF CONFLICTS OF LAW REQUIRING THE APPLICATION OF THE LAW OF ANOTHER STATE), AND THAT THE COURTS IN HARRIS COUNTY, TEXAS SHALL BE THE EXCLUSIVE COURTS OF JURISDICTION AND VENUE FOR ANY LITIGATION, SPECIAL PROCEEDING, DISPUTE, CLAIM, OR OTHER PROCEEDING AS BETWEEN THE PARTIES THAT MAY BE BROUGHT OR ARISE OUT OF, IN CONNECTION WITH, OR BY REASON OF THIS AGREEMENT.

(i)    NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, EMPLOYEE AGREES TO IRREVOCABLY WAIVE THE RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY DISPUTE, CONTROVERSY, CLAIM, OR CAUSE OF ACTION (INDIVIDUALLY, A "CLAIM") AGAINST THE COMPANY, INCLUDING WITHOUT LIMIT ANY CLAIM ARISING UNDER OR RELATED TO THIS AGREEMENT (EITHER ALLEGED BREACH OR ENFORCEMENT) OR HIS/HER EMPLOYMENT WITH THE COMPANY.

(j)    This Agreement constitutes the entire agreement between the Company and its affiliates (other than Montierra) and Employee with respect to the subject matter hereof, and supersedes all prior agreements and understandings, both written and oral, between the Employee and the Company and its affiliates (other than Montierra), and this Agreement is expressly not intended to supersede or replace any confidential, non-solicit, or non-compete agreement between Employee and Montierra with regard to the Montierra Confidential Information.

(k)    This Agreement may be executed in counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

(k)    The Company acknowledges that Montierra will continue to expend time and money on developing the Montierra Interests. The Company further acknowledges that Employee will continue to own equity in Montierra, serve as an officer of the general partner of Montierra and an officer of Montierra, provide services (including maintenance, development, funding and stewardship related to Montierra and/or the Montierra Interests) and continue to be privy to the Montierra Confidential Information. The Company acknowledges that the Montierra Interests and the Montierra Confidential Information are not the subject of this Agreement.

(l)    Employee acknowledges that, notwithstanding any other provision of this Agreement, his/her employment with the Company is for an unspecified duration and constitutes at-will employment. Accordingly, Employee understands and acknowledges that his/her employment relationship with the Company may be terminated at any time, with or without cause, at the option of either party, with or without notice. Any representation contrary to the previous two sentences shall be invalid unless obtained in writing and signed by the Chief Executive Officer of the Company.

(m)    This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, legal representatives, successors, and permitted assigns. The Company shall be permitted to assign or otherwise transfer this Agreement to an affiliate or successor without Employee's prior consent.

(n)    No breach by the Company of this Agreement or failure to enforce or insist on its rights under this Agreement shall constitute a waiver or abandonment of any such rights or defense to enforcement of such rights. No waiver of any provision of this Agreement or any breach of this Agreement shall be effective unless such waiver is in writing and signed by the waiving party and any such waiver shall not be deemed a waiver of any other provision of this Agreement or any other or subsequent breach of this Agreement. The rights and remedies granted to the Company pursuant to this Agreement are in addition to any other rights and remedies otherwise available to the Company under applicable law or in equity.

[Remainder of Page Intentionally Left Blank. Signature Page to Follow.]

AGREED as of the Effective Date:

Eagle Rock Energy G&P, LLC:

By:    /s/ Joseph A. Mills
Name: Joseph A. Mills
Title: Chief Executive Officer

EMPLOYEE:

/s/ Joseph Schimelpfening
Joseph Schimelpfening

EXHIBIT A
Disclosure Schedule

Excluded Information	Date	Brief Description

____    No Excluded Interests or Information as of the Effective Date
____    Additional Sheets Attached

Signature of Employee:

Print Name of Employee:

Date Signed: